EXHIBIT 2


                      AGREEMENT AND PLAN OF REORGANIZATION

          THIS AGREEMENT AND PLAN OF REORGANIZATION dated as of the 23rd day of September, 2002, by and among The Havana Group Inc., a Delaware corporation ("Purchaser"), Bible Resources, Inc., a Nevada corporation (hereinafter referred to as "Bible") and the persons referred to at the foot of this Agreement (collectively referred to as the "Transferors").

                              W I T N E S S E T H:

         WHEREAS, Transferors will, on the date of the Closing (as hereafter defined) be the owners and holders 10,000,000 shares of Common Stock of Bible, representing 100% of the then issued and outstanding of the capital stock of Bible; and

         WHEREAS, Purchaser is a publicly held corporation in the tobacco and smoking accessories business that desires to diversify and acquire control of a business which has growth potential; and

         WHEREAS, Purchaser desires to acquire 100% of the issued and outstanding shares of Common Stock of Bible (the "Bible Common Stock") in exchange for 10,900,000 shares of the outstanding Common Stock of Purchaser (the "Havana Common Stock);

         NOW, THEREFORE, for and in consideration of the mutual representations, warranties, covenants and undertakings herein contained, and on the terms and subject to the conditions set forth herein, the parties hereto agree as follows:

                                    ARTICLE I

                                PURCHASE AND SALE

         1.01 Sale and Purchase of Stock. Subject to and upon the terms and conditions contained herein, at the Closing (as hereinafter defined), the Transferors shall sell, assign, transfer, convey and deliver to Purchaser, free and clear of any liens, claims, encumbrances and charges whatsoever, and Purchaser shall purchase, accept and acquire from the Transferors 10,000,000 shares (100%) of the Bible Common Stock owned by them.

         1.02 Closing. The closing of the transaction contemplated hereby (the "Closing") shall occur on or before September 30, 2002 or such later date to which Purchaser and Bible shall agree from time to time to adjourn same. The Closing shall occur at 10:00 A.M. in the offices of The Havana Group, Inc., 5701 Mayfair Road, North Canton, Ohio 44720 at such other time and place as shall be mutually agreed to in writing by Purchaser and Bible.

         1.03 Purchase Price. In consideration of the 10,000,000 shares of Bible Common Stock to be purchased from the Transferors, Purchaser at the Closing shall deliver to each of Frederick C. Berndt and Steven Heard certificates representing an aggregate of 5,450,000 shares of Havana Common Stock, or a total of 10,900,000 shares, free and clear of any liens, claims, encumbrances or charges whatsoever.

         1.04 Instruments of Transfer; Further Assurances. In order to consummate the transaction contemplated hereby, the following documents and instruments shall be delivered:

         (a) DOCUMENTS FROM TRANSFERORS. Transferors shall deliver to Purchaser at the Closing stock certificates representing in the aggregate 10,000,000 shares of Bible Common Stock owned by them plus a duly executed stock power or other instrument of transfer for each such stock certificate with appropriate signature guarantees and a representation letter in the form referred to in Section 4.03 from each Transferor.

         (b) DOCUMENTS FROM PURCHASER. Purchaser shall deliver to the Transferors, at the Closing stock certificates representing in the aggregate 10,900,000 shares of Havana Common Stock to which such Transferors are entitled, in accordance with Exhibit 1.03, to be in such denominations as shall be requested by Bible not less than three
         (3) business days prior to the date of the Closing.

         (c) FURTHER DOCUMENTS. At the Closing, and at all times thereafter as may be necessary (i) Transferors shall execute and deliver to Purchaser other instruments of transfer as shall be reasonably necessary or appropriate to vest in Purchaser good and indefeasible title to the shares of Bible Common Stock owned by them and to comply with the purposes and intent of this Agreement, and (ii) Purchaser shall execute and deliver to other instruments, certificates and documents as shall be reasonably necessary or appropriate to convey to Transferors the Purchase Price and to comply with the purposes and intent of this Agreement.

                                   ARTICLE II

                   PURCHASER'S REPRESENTATIONS AND WARRANTIES

         Purchaser represents, warrants and covenants that, except as otherwise stated, the following are true and correct as of this date and will be true and correct through the date of the Closing as if made anew on and as of that date:

         2.01 Organization and Good Standing. Purchaser is a corporation duly organized, validly existing and subject to the filing of its 2001 Delaware franchise tax return, will be in good standing under the laws of the state of Delaware, with all requisite power and authority to carry on the business in which it is and/or has been engaged, to own the properties it owns, to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to take all of the other actions provided for in or contemplated hereby. Purchaser is and has been qualified to transact business and is in good standing in Ohio, which is the only jurisdiction where the nature or conduct of its business so requires.

         2.02 Authorization and Validity. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been or will be prior to Closing duly authorized by the Board of Directors of the Purchaser. This Agreement constitutes (or will not later than the Closing constitute) the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms with the exception of applicable bankruptcy and insolvency laws.

         2.03 No Violation. Neither the execution, delivery or performance of this Agreement nor the consummation of any of the transactions contemplated hereby now or at any time in the future (whether with the giving of notice or passage of time or both) will (a) conflict with, or result in a violation or breach of the terms, conditions and provisions of, or constitute a default under, the Articles of Incorporation or By-Laws of Purchaser or any agreement, indenture or other instrument or undertaking of any kind or nature under which Purchaser is bound or to which the assets of Purchaser are subject, or result in the creation or imposition of any lien, claim, charge or encumbrance upon any of such assets or upon any of the stock of Purchaser, or (b) violate or conflict with any judgment, decree, order, statute, rule or regulation of any court or any public, governmental or regulatory agency or body having jurisdiction over Purchaser or the properties or assets of Purchaser. To be best of Purchaser's knowledge, Purchaser has complied (and will through the Closing comply) in all material respects with all applicable laws, regulations and licensing requirements, and has filed (and will through the date of the Closing file) with the proper authorities all necessary statements and reports, tax returns and all other filings of any kind or nature due at any time up through the date of the Closing. Purchaser possesses all necessary licenses, franchises, permits and governmental authorizations to conduct its business as now or heretofore conducted and as this Agreement contemplates it will be conducted after the Closing.

         2.04 Capitalization. The authorized capital stock of the Purchaser as of the date hereof and as of the Closing consists and will consist of 25,000,000 shares of Common Stock, $.001 par value per share, of which amount 5,915,000 shares are (and immediately prior to the Closing will be) issued and outstanding and 10,000,000 shares of Preferred stock, including 5,000,000 shares of Series A preferred stock and 1,100,000 shares of Series B preferred Stock, all of which are owned by Duncan Hill, Inc. All of such issued and outstanding shares have been validly issued and are fully paid and non-assessable. There are and as of the date of the Closing will be, no outstanding warrants, options, subscriptions or other rights of any kind or nature by which any person or entity can acquire any additional shares of capital stock or other securities of any kind or nature of the Purchaser except as indicated in exhibit 2.04; no shareholder of Purchaser or other person or entity is entitled to any preemptive rights, rights of first refusal or other rights of any kind or nature arising out of or relating to the issuance of the up to 10,900,000 shares of Havana Common Stock to the Transferors under this Agreement; and there are (and as of the Closing will be) no other commitments requiring the issuance of any additional shares of the capital stock of the Purchaser except as set forth in Exhibit 2.04. The 10,900,000 shares of Common Stock to be issued to the Transferors at the Closing will be duly authorized, fully paid and non-assessable shares; subject to no lien, claim, charge or encumbrance of any kind or nature; will not be subject to any shareholders agreement (except such as may exist among the Transferors), right of first refusal or preemptive rights.

         2.05 Corporate Records. The copies of the Articles of Incorporation and all amendments thereto and the By-Laws of Purchaser that will be made available to Bible at or prior to the Closing will be true, correct and complete. The minute book of Purchaser, copies of which will be made available to Bible at or prior to the Closing upon request will contain minutes of all meetings of and consents to all actions taken without meetings by the Board of Directors and the shareholders of Purchaser since the formation of Purchaser, all of which will be accurate in all material respects. The books and records, financial and others of Purchaser are in all material respects complete and correct and have been maintained in accordance with good business and accounting principles.

         2.06 Financial Statements/SEC Filings. Purchaser has furnished Bible and the Transferors a copy of Purchaser's audited financial statements for the fiscal year ended December 31,2001 on Form 10-KSB for that fiscal year; and Form 10-QSB for the quarters ended March 31, 2002 and June 30, 2002 and a copy of the March 12, 2002 Form 8-K. The information set forth in these filing are true, correct and complete in all material respects, and the financial statements contained therein fairly presents financial condition of the Purchaser as of those dates, and the results of its operations for those periods, in accordance with generally accepted accounting principles consistently applied. Purchaser did not have, as of the date of each such balance sheet, except as to the extent reflected or reserved against therein, any liabilities or obligations (absolute or contingent) which should be reflected in the balance sheet or the notes thereto prepared in accordance with generally accepted accounting principles. Purchaser is, or will be as of the Closing, current in all SEC, tax and other reporting and filing obligations consistent with law and its contractual undertakings (if any), except as set forth in Exhibit 2.06

         2.07 Absence of Certain Changes. Except as set forth in Exhibit 2.07 or in the Purchaser's Form 10Q-SB for its quarter ended June 30,2002, since June 30,2002, Purchaser has not:(a) suffered any material adverse change in its financial condition, assets, liabilities or business; (b) contracted for or paid any capital expenditures; (c) issued or sold any debt or equity securities or incurred any liabilities or obligations except in the ordinary course of business; (d) mortgaged, pledged or subjected to any lien, lease, security interest or other charge or encumbrance any of its properties or assets; (e) paid any material amount on any indebtedness prior to the due date, forgiven or cancelled any material debts or claims or released or waived any material rights or claims; (f) suffered any damage or destruction to or loss of any assets (whether or not covered by insurance); (g) acquired or disposed of any assets;
(h) made any payments to its affiliates or associates or loaned any money to any person or entity; (i) entered into any employment, compensation, consulting or collective bargaining agreement or any other agreement of any kind or nature with any person or group, or modified or amended in any respect the terms of any such existing agreement; (j) entered into any other commitment or transaction or experienced any other event that relates to or affects in any way this Agreement or to the transactions contemplated hereby, or that has affected, or may adversely affect Purchaser's business, operations, assets, liabilities or financial condition; or (k) amended its Certificate of Incorporation or By-Laws.

         2.08 Disclosure. No representation or warranty by Purchaser in this Agreement nor any statement or certificate furnished or to be furnished by it pursuant hereto or in connection with the transactions contemplated hereby contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained therein not misleading or necessary in order to provide Bible and the Transferors with complete and accurate information.

         2.09 Consents. No authorization, consent, approval, permit or license of, or filing with, any governmental or public body or authority, any lender or lessor or any other person or entity is required to authorize, or is required in connection with the execution, delivery and performance of this Agreement, the agreements contemplated hereby, or the consummation of the transactions contemplated hereby or thereby, on the part of Purchaser.

         2.10 Compliance with Laws. There are no existing violations of any applicable federal, state or local law or regulation involving the property or business of Purchaser; there are no known, noticed or threatened violations or any state of facts involving Purchaser which would constitute such a violation; and this Agreement and the consummation of the transactions contemplated hereby will not give rise to any such violation.

         2.11 Litigation. Except as disclosed in Exhibit 2.11, Purchaser has not had any legal action or administrative proceeding or investigation instituted or, to the best of Purchaser's knowledge, threatened against it. Except as disclosed in Exhibit 2.11, Purchaser is not (a) subject to any continuing court or administrative order, writ, injunction or decree applicable specifically to Purchaser or to its business, assets, operations or employees, or (b) in default with respect to any such order, writ, injunction or decree.

         2.12 Tax and Franchise Returns. Except as disclosed in Exhibit 2.12,Purchaser has prepared and filed, or has caused to be prepared and filed, with the appropriate United States, state and local government agencies, and all political subdivisions thereof, all tax and franchise returns required to be filed by, on behalf of or on account of the operations of Purchaser; all such returns required to be filed prior to the Closing will be so filed; and all taxes, assessments, interest and penalties required to be paid in respect of all periods covered thereby have and will be paid. The federal income tax returns of Purchaser have not been examined by the Internal Revenue Service and the state income tax returns have not been examined by any state agency. The federal and state income tax and franchise returns of Purchaser which have been made available to Bible are true and correct copies of all federal and state income tax and franchise returns of Purchaser filed for all fiscal periods previously ended. Such returns accurately reflect the taxes due for the periods covered thereby, except for amounts which, in the aggregate, are immaterial.

         2.13 Purchaser Schedules. Purchaser has delivered (or will deliver upon request prior to closing) to Bible the following separate schedules, which are collectively referred to as the "Havana Schedules," certified by an officer of Purchaser to be complete and accurate:

                  (a) Schedule "A": a copy of Purchaser's annual report on Form 10-KSB for the fiscal year ended December 31, 2001, including exhibits and Form 10-QSB for the quarters ended June 30, 2002 and March 31,2002 and Form 8-K dated March 12,2002;

                  (b) Schedule "B": a copy of Purchaser's Prospectus dated May 14,1998

                  (c) Schedule "D": Copies of Certificate of Incorporation and all amendments thereto and By-Laws;

         Purchaser will cause the schedules, instruments, and data delivered to Bible hereunder to be updated after the date hereof to the Closing.

                                   ARTICLE III

           REPRESENTATIONS AND WARRANTIES OF BIBLE AND THE TRANSFERORS

         Bible represents, warrants and covenants that the following are true and correct as of this date and will be true and correct through the date of the Closing as if made anew on and as of that date and that parties will comply with the provisions of 3.17 and 3.18 after Closing:

         3.01 Organization and Good Standing. Bible and each corporate Transferor, if any, is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation, with all requisite power and authority to carry on the business in which it is and/or has been engaged, to own the properties it owns, to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to take all of the other actions provided for in or contemplated hereby. Bible is and has been qualified to transact business and is in good standing in all jurisdictions where the nature or conduct of its business so requires. Bible has no subsidiaries.

         3.02 Authorization and Validity. The execution, delivery and performance of this Agreement by Bible and the consummation of the transactions contemplated hereby have been or will be prior to Closing duly authorized by Bible. This Agreement constitutes or will constitute legal, valid and binding obligations of Bible, enforceable against Bible in accordance with its terms. This Agreement will, at the time of the Closing, be authorized by the respective Board of Directors of Bible and each corporate Transferor, if any, and will constitute the valid and binding agreement of the Transferors, enforceable in accordance with its terms, and neither the execution or delivery of this Agreement nor the consummation by the Transferors of the transactions contemplated hereby (i) violates any statute or law or any rule, regulation or order of any court or any governmental authority, or (ii) violates or conflicts with, or constitutes a default under or will constitute a default under, any contract, commitment, agreement, understanding, arrangement, or restriction of any kind to which the Transferors are a party or by which the Transferors are bound.

         3.03 No Violation. Neither the execution, delivery or performance of this Agreement nor the consummation of any of the transactions contemplated hereby now or at any time in the future (whether with the giving of notice or passage of time or both) will (a) conflict with, or result in a violation or breach of the terms, conditions and provisions of, or constitute a default under, the Articles of Incorporation or By-Laws of Bible or any agreement, indenture or other instrument or undertaking of any kind or nature under which Bible is bound or to which the assets of Bible are subject, or result in the creation or imposition of any lien, claim, charge or encumbrance upon any of such assets or upon any of the stock of Bible, or (b) violate or conflict with any judgment, decree, order, statute, rule or regulation of any court or any public, governmental or regulatory agency or body having jurisdiction over Bible or the properties or assets of Bible. Bible has complied (and will through the Closing comply) in all material respects with all applicable laws, regulations and licensing requirements, and has filed (and will through the date of the Closing file) with the proper authorities all necessary statements and reports, tax returns and all other filings of any kind or nature due at any time up through the date of the Closing. Bible possesses all necessary licenses, franchises, permits and governmental authorizations to conduct its business as now or heretofore conducted and as this Agreement contemplates it will be conducted after the Closing.

         3.04 Capitalization. As of the date hereof, Bible had an authorized capitalization of 25,000,000 shares of Common Stock, $0.001 par value, of which 10,000,000 shares will be issued and outstanding as of the Closing. The record and beneficial shareholders of 10,000,000 shares of Bible Common Stock at the time of the Closing will be the Transferors, which capital stock will be owned free and clear by the Transferors of all liens, claims, encumbrances, equities and proxies. Each outstanding share of capital stock at the time of Closing will be legally and validly issued and fully paid and non-assessable. There will be, at the time of the Closing, no other outstanding securities, obligations, rights, subscriptions, warrants, options or other rights to purchase shares of Common Stock of Bible.

         3.05 Corporate Records. The copies of the Articles of Incorporation and all amendments thereto and the By-Laws of Bible that will be delivered to Purchaser at or prior to the Closing will be true, correct and complete. The minute book of Bible, copies of which will be delivered to Purchaser at or prior to the Closing will contain minutes of all meetings of and consents to all actions taken without meetings by the Board of Directors and the shareholders of Bible since the formation of Bible, all of which will be accurate in all material respects. The books and records, financial and others of Bible are in all material respects complete and correct and have been maintained in accordance with good business and accounting principles.

         3.06 Financial Statements. There are no financial statements of Bible, which was recently formed and Bible has not conducted any operations other than securing the right to the Santa Rosa properties and a 50% interest therein in exchange for $1,400,000 which must be paid by Bible in accordance with Bible's agreement with Cynthia Holdings, Ltd. (See Exhibit 3.14)

         3.07 Absence of Liabilities. At closing, Bible will have no material assets and will have no liabilities, whether fixed or contingent, due or not yet done, asserted or not yet asserted, including, without limitation, all amounts which may be due under any contracts, agreements or undertakings entered into by or on behalf of Bible except for the right to purchase a 50% interest in the Santa Rosa properties for $1,400,000 in accordance with the Bible Cynthia Agreement. A copy of this agreement is appended hereto as Exhibit 3.14. In addition, Bible has not guaranteed, become liable for or agreed to stand behind or assume the obligations of any person or entity, and is not contingently liable for any debt, obligation, expense or liability.

         3.08 Absence of Certain Changes. Bible has not (except as described in Exhibit 3.08): (a) suffered any material adverse change in its financial condition, assets, liabilities or business; (b) contracted for or paid any capital expenditures; (c) acquired or disposed of any assets or incurred any liabilities or obligations or borrowed money, issued or sold any debt or equity securities or discharged or incurred any liabilities or obligations except in the ordinary course of business as heretofore conducted; (d) mortgaged, pledged or subjected to any lien, lease, security interest or other charge or encumbrance any of their properties or assets; (e) paid any material amount on any indebtedness prior to the due date, forgiven or cancelled any material debts or claims or released or waived any material rights or claims; (f) suffered any damage or destruction to or loss of any assets (whether or not covered by insurance); (g) made any payments to its affiliates or associates or loaned any money to any person or entity; (h) formed or acquired or disposed of any interest in any corporation, partnership, joint venture or other entity; (i) entered into any employment, compensation, consulting or collective bargaining agreement or any other agreement of any kind or nature with any person or group, or modified or amended in any respect the terms of any such existing agreement;
(j) entered into any other commitment or transaction or experienced any other event that relates to or affects in any way this Agreement or to the transactions contemplated hereby, or that has affected, or may adversely affect Bible's business, operations, assets, liabilities or financial condition; or (k) amended its Certificate of Incorporation or By-Laws.

         3.09 Disclosure. No representation or warranty by Bible or any Transferor in this Agreement nor any statement or certificate furnished or to be furnished by it pursuant hereto or in connection with the transactions contemplated hereby contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained therein not misleading or necessary in order to provide Purchaser with complete and accurate information.

         3.10 Consents. No authorization, consent, approval, permit or license of, or filing with, any governmental or public body or authority, any lender or lessor or any other person or entity is required to authorize, or is required in connection with the execution, delivery and performance of this Agreement, the agreements contemplated hereby, or the consummation of the transactions contemplated hereby or thereby, on the part of Bible.

         3.11 Compliance with Laws. There are no existing violations of any applicable federal, state or local law or regulation involving the property or business of Bible; there are no known, noticed or threatened violations or any state of facts involving Bible which would constitute such a violation; and this Agreement and the consummation of the transactions contemplated hereby will not give rise to any such violation.

         3.12 Litigation. Bible and the Transferors have not had any legal action or administrative proceeding or investigation instituted or threatened against them. Bible and the Transferors are not (a) subject to any continuing court or administrative order, writ, injunction or decree applicable specifically to Bible, the Transferors or to their business, assets, operations or employees, or (b) in default with respect to any such order, writ, injunction or decree. Such persons know of no basis for any such action, proceeding or investigation.

         3.13 Tax and Franchise Returns. Bible has prepared and filed, or has caused to be prepared and filed, with the appropriate United States, state and local government agencies, and all political subdivisions thereof, all tax and franchise returns required to be filed by, on behalf of or on account of the operations of Bible; all such returns required to be filed prior to the Closing will be so filed; and all taxes, assessments, interest and penalties required to be paid in respect of all periods covered thereby have and will be paid. The federal income tax returns of Bible have not been examined by the Internal Revenue Service and the state income tax returns have not been examined by the applicable State Department which audits such returns. The federal and state income tax and franchise returns of Bible included in the Bible Schedules are true and correct copies of all federal and state income tax and franchise returns of Bible filed for all fiscal periods previously ended. Such returns accurately reflect the taxes due for the periods covered thereby, except for amounts which, in the aggregate, are immaterial.

         3.14 Contracts. There are no material contracts, employee fringe benefits, leases or other commitments to which Bible is a party or by which it is bound except for its agreement to acquire a 50% interest in the Santa Rosa properties or as set forth in Exhibit 3.14.

        3.15 Outstanding Indebtedness; Contracts. Other than disclosed in
Exhibit 3.15, Bible has no indebtedness for borrowed money, which Bible has directly or indirectly created, incurred, assumed or guaranteed, or with respect to which Bible has otherwise become directly or indirectly liable. With the exception of this Agreement and the Santa Rosa properties, the Seller is not a party to any contracts, agreements or instruments.


         3.16 Bible Schedules. Bible has delivered (or will deliver prior to closing) to Purchaser the following separate schedules, which are collectively referred to as the "Bible Schedules," certified by an officer of Bible to be complete and accurate.

                  (a) Schedule "A": copies of the Certificate of Incorporation and By-Laws of Bible, including all amendments thereto, now in effect or to be in effect;

                  (b) Schedule "B": copies of all material contracts , leases, and other instruments to which Bible is a party or is bound (other than insurance policies).

         Bible shall cause the schedules, instruments, and data delivered to Purchaser hereunder to be updated after the date hereof to the Closing.

         3.17 Transferor Representations. Each of the Transferors will cause a counterpart copy of this Agreement to be signed for purposes of representing and warranting that the shares of Bible Common Stock being sold by him, her or it are owned of record and beneficially by that Transferor, and are being sold free and clear of any lien, claim, charge, encumbrance, equity, or proxy of any kind.

         3.18 Information for Purchaser's Report on Form 8-K. Bible and Transferors will furnish Purchaser with all information concerning Bible and its affiliates required for inclusion in the current report on Form 8-K to be filed by Purchaser pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), to report the consummation of this Agreement. Bible represents and warrants to Purchaser that all information so furnished for such report or other public release by Purchaser shall be true and correct in all material respects without omission of any material fact required to make the information stated not misleading.

         3.19 Financial Statements. Within 30 days after the date of this Agreement, Bible shall deliver to Purchaser the audited financial or unaudited statements as required under Form 8-K pursuant to the Exchange Act. All such financial statements shall be prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved and applicable provisions of Regulation S-X promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. The balance sheets shall present fairly the financial condition of Bible as of the dates required and shall contain all liabilities or obligations (absolute or contingent) which should be reflected on a balance sheet or the notes thereto prepared in accordance with generally accepted accounting principles. Such statement of operations shall present fairly the results of operations for the period(s) indicated. The statements of cash flow and stockholders' equity shall present fairly the information which should be presented therein in accordance with generally accepted accounting principles.

         3.20 Approval of Third Parties. To the extent any consent and approvals of third parties are necessary to effect the transactions contemplated in this agreement, Bible will obtain the same.

                                   ARTICLE IV

                         BIBLE'S ADDITIONAL UNDERTAKINGS

         Except as may be waived in writing by Purchaser, the obligations of Purchaser hereunder are subject to the fulfillment at or prior to the Closing of each of the following conditions:

         4.01 Delivery of Corporate Records. At or prior to the Closing, Bible shall deliver to William Miller, copies of the corporate and business records Bible.

         4.02 Consents and Approvals. Bible shall have obtained, and delivered to Purchaser evidence thereof, all consents and approvals (if any) required to be obtained by it in connection with the consummation of the transactions contemplated hereby.

         4.03 Representation Letters. On or before the date of the Closing, Purchaser shall have received a representation of investment intent letter from each of the Transferors confirming their understanding that the Havana Common Stock to be received is restricted and may not be freely resold unless the shares are registered or an exemption from registration is available, as well as such other customary representations as are reasonably required by Purchaser.

                                    ARTICLE V

                      ADDITIONAL UNDERTAKINGS OF PURCHASER

         Except as may be waived in writing by the Transferor or Bible, the obligations of the Transferors hereunder are subject to fulfillment at or prior to the Closing of each of the following conditions:

         5.01 Consents and Approvals. Purchaser shall have obtained, and delivered to Bible and the Transferors evidence thereof, all consents and approvals (if any) required to be obtained by it in connection with the consummation of the transactions contemplated hereby.

         5.02 Filing of SEC Forms. In addition to the previously referenced filings, a Form 8-K shall be filed by Purchaser promptly upon the Closing to reflect these transactions.


                                   ARTICLE VI

                                  MISCELLANEOUS

         6.01 Amendment. This Agreement may be amended, modified or supplemented only by an instrument in writing executed by the party against which enforcement of the amendment, modification or supplement is sought.

         6.02 Parties in Interest. This Agreement shall be binding on and inure to the benefit of and be enforceable by Transferors, Bible, and the Purchaser, their respective heirs, executors, administrators, legal representatives, successors and assigns. The representations, warranties and other provisions hereof shall survive the Closing.

         6.03 Assignment. Neither this Agreement nor any right created hereby shall be assignable by any party hereto.

         6.04 Notice. Any notice or other communication hereunder must be in writing and given by depositing the same in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested or by delivering the same in person against receipt. Notice shall be deemed received on the date on which it is hand-delivered or on the third business day following the date on which it is so mailed.

For purposes of notice, the addresses of the parties shall be:

         If to Purchaser:
         The Havana Group, Inc.
         5701 Mayfair Road
         North Canton, Ohio  44720

         If to Bible:
         Frederick C. Berndt, President
         Bible Resources, Inc.
         13595 Congress Lake Road
         Hartville, Ohio  44632

         With a copy to:
         Steven Heard
         3665 East Bay Drive
         Suite 204-237
         Largo, Florida 33771

Any party may change its address or addresses for notice by written notice given to the other parties.

         6.05 Entire Agreement. This Agreement and the exhibits hereto supersede all prior agreements and understandings between the parties relating to the subject matter hereof, except that the obligations of any party under any agreement executed pursuant to this Agreement shall not be affected by this Section.

         6.06 Costs, Expenses and Legal Fees. Whether or not the transactions contemplated hereby are consummated, each party hereto shall bear its own costs and expenses (including attorneys' fees) except that each party hereto agrees to pay the costs and expenses, including reasonable attorneys' fees, incurred by the other parties in successfully (i) enforcing any of the terms of this Agreement against a party alleged to be in breach, or (ii) proving that the other parties breached any of the terms of this Agreement in any material respect.

         6.07 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision never comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement, a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and still be legal, valid and enforceable.

         6.08 Governing Law. This Agreement and the rights and obligations of the parties hereto shall be governed, construed and enforced in accordance with the laws of the State of Ohio. The parties agree that any litigation relating directly or indirectly to this Agreement must be brought before and determined by a court of competent jurisdiction sitting in the State of Ohio.

         6.09 Captions. The captions in this Agreement are for convenience of reference only and shall not limit or otherwise affect any of the terms or provisions hereof.

         6.10 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

         6.11 Waiver. No waiver of any term or provision hereof shall be effective unless in writing, signed by the party to be charged.

         6.12 Brokerage and Finder's Fees. Each of the parties hereto represents and warrants to the others that neither such party nor its officers or directors have employed any broker or finder or have made arrangements for the payment of any brokerage commissions or finder's fees in connection with the transactions contemplated by this Agreement and are not otherwise obligated to pay any such fee or commission, except as provided herein. In the event that any claim is asserted by any person claiming a commission or finder's fee with respect to this Agreement or the transactions contemplated hereby arising from any act, representation, or promise of such person or its representatives, such party will indemnify the other parties against and hold them harmless from any cost or expense with respect thereto.

         IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first written above.

                                              PURCHASER:

                                              THE HAVANA GROUP, INC.



                                              By: /s/ William Miller
                                              ----------------------------------
                                              William Miller
                                              Chief Executive officer

                                              BIBLE RESOURCES, INC.


                                              By: /s/ Frederick C. Berndt
                                              ----------------------------------
                                              Frederick C. Berndt
                                              President

                                    EXHIBITS



                                  EXHIBIT 1.03

                                   TRANSFERORS


-------------------------- ------------------- ------------------ --------------
                                               Number of
                                               Shares of
                           Number of           The Havana
                           Shares of           Group,Inc.
Name of                    Common Stock of     to be issued
Transferor                 Bible, Inc.         to Transferors       Signature

-------------------------- ------------------- ------------------ --------------
Frederick C. Berndt                            5,450,000
-------------------------- ------------------- ------------------ --------------
Steven Heard                                   5,450.000
-------------------------- ------------------- ------------------ --------------

                                  EXHIBIT 2.04
                           CAPITALIZATION OF PURCHASER

         The following options, warrants and convertible securities Are issued and outstanding as Of July 28, 2002:


Class A Warrants
----------------

                    Warrants Outstanding                             Warrants Exercisable
                    --------------------                             --------------------
                                             Weighted
                                              Average
                                             Contractual
                              Number            Life               Number           Weighted Average
       Exercise prices:     Outstanding       (Years)            Exercisable         Exercise Price
       ----------------     -----------       -------            -----------         --------------

                 $6.00          200,000         10.0                 200,000              $ 6.00
                 $5.25        2,658,000          5.0               2,658,000              $ 5.25
                 $0.10          500,000          5.0                 500,000              $ 0.10
                                -------          ---                 -------              ------
                              3,358,000          5.3               3,358,000              $ 4.53
                              =========          ===               =========              ======

Transactions involving the Company's warrant issuance are summarized as follows:

                                            Number      Weighted Average
                                           of shares     Exercise Price
                                           ---------     --------------

     Outstanding at December 31, 1999      2,858,000        $   5.30
                                           ==========       =========
     Granted                                      --              --
     Exercised                                    --              --
     Cancelled                                    --              --
                                           ----------       ---------
     Outstanding at December 31, 2000      2,858,000        $   5.30
                                           ==========       =========
     Granted                                 500,000            0.10
     Exercised                                    --              --
     Cancelled                                    --              --
                                           ----------       ---------
     Outstanding at December 31, 2001      3,358,000        $   4.53
                                           ==========       =========

The weighted-average fair value of warrants granted to shareholders during the years ended December 31, 2001 and 2000 and the weighted-average significant assumptions used to determine those fair values, using a Black-Scholes option pricing model are as follows:

                                                           2001           2000
                                                           ----           ----
   Weighted average grant date fair value per share:      $0.15          $0.36
   Significant assumptions (weighted-average):
       Risk-free interest rate at grant date              3.89%          6.40%
       Expected stock price volatility                      21%            57%
       Expected dividend payout                               -              -
       Expected option life-years (a)                       5.0            5.0
       (a) The expected option life is based on contractual expiration dates.

Stock Options
-------------

The following table summarizes the changes in options outstanding and the related prices for the shares of the Company's common stock issued to shareholders at December 31, 2001.


                     Options Outstanding                              Options Exercisable
                     -------------------                              -------------------
                                             Weighted
                                              Average
                                             Contractual
                              Number            Life               Number           Weighted Average
       Exercise prices:     Outstanding       (Years)            Exercisable         Exercise Price
       ----------------     -----------       -------            -----------         --------------
                 $3.50           80,000         10.0                80,000                 $ 3.50
               $0.4044           60,000          5.0                60,000               $ 0.4044
               $0.4044          200,000         10.0               200,000               $ 0.4044
                                -------         ----               -------               --------
                                340,000         9.12               340,000                 $ 1.13
                                =======         ====               =======                 ======



Transactions involving the Company's options issuance are summarized as follows:

                                                Number      Weighted Average
                                               of shares     Exercise Price
                                               ---------     --------------

     Outstanding at December 31, 1999           340,000       $    5.40
                                               =========      ===========
     Granted                                    260,000            0.4044
     Exercised                                       --              --
     Cancelled                                 (260,000)           5.40
                                               ---------      -----------
     Outstanding at December 31, 2000           340,000       $    1.13
                                               =========      ===========
     Granted                                         --              --
     Exercised                                       --              --
     Cancelled                                       --              --
                                               ---------      -----------
     Outstanding at December 31, 2001           340,000       $    1.13
                                               =========      ===========

The weighted-average fair value of stock options granted to shareholders during the years ended December 31, 2001 and 2000 and the weighted-average significant assumptions used to determine those fair values, using a Black-Scholes option pricing model are as follows:

                                                            2001           2000
                                                            ----           ----
   Weighted average grant date fair value per share:       $0.15         $ 0.36
   Significant assumptions (weighted-average):
       Risk-free interest rate at grant date               3.89%          6.40%
       Expected stock price volatility                       21%            57%
       Expected dividend payout                                -              -
       Expected option life-years (a)                       9.12           9.12
       (a)The expected option life is based on contractual expiration dates.


If the Company recognized compensation cost for the warrants and non-qualified employee stock option plan in accordance with SFAS No. 123, the Company's pro forma net loss and net loss per share would have been $2,240,766 and $(0.81) in 2001 and $1,256,013 and $(0.55) in 2000, respectively.

                                  EXHIBIT 2.07
                         CHANGES IN FINANCIAL CONDITION

On August 14, 2002 The Havana Group, inc. borrowed $100,000 from Mr. Chet Idziszek and Mr. William L. Miller. Mr. Idziszek is a Director of the Purchaser and Mr. Miller is the CEO. Each received a $50,000, 60 day promissory note bearing interest at 6% per annum, plus 200,000 shares of the Purchaser's unregistered common stock. The funds were used for working capital purposes.

                                  EXHIBIT 2.11
                             PURCHASER LEGAL ACTIONS

The Purchaser has been sued by Danner Press, Inc. for non-payment of certain printing invoices totaling $118,000. Danner Press has obtained a judgment for this amount.

                                  EXHIBIT 2.12
                            TAX FILINGS OF PURCHASER

The Purchaser does not have any unpaid Tax and Franchise liabilities.

                            SCHEDULE 2.13 SCHEDULE A

        PURCHASER'S ANNUAL REPORT ON FORM 10-KSB DATED DECEMBER 31, 2001.
               PURCHASER'S QUARTERLY REPORT DATED MARCH 31, 2002.
                PURCHASER'S QUARTERLY REPORT DATED JUNE 30, 2002.
              PURCHASER'S REPORT ON FORM 8-K DATED MARCH 12, 2002.



The Purchaser's reports on Form 10-KSB dated December 31, 2002, the report on Form 10-QSB dated March 31, 2002, the report on Form 10-QSB dated June 30, 2002, and the report on Form 8-K dated March 12, 2002 are incorporated by reference.

                             EXHIBIT 2.13 SCHEDULE B
                    PURCHASER'S PROSPECTUS DATED MAY 14, 1998


The Purchaser's Prospectus dated May 14, 2002 is incorporated by reference.

                             EXHIBIT 2.13 SCHEDULE C
                    PURCHASER'S CERTIFICATE OF INCORPORATION



The Purchaser's Certificate of Incorporation is incorporated by reference.

                                  EXHIBIT 3.08
                MATERIAL CHANGES IN FINANCIAL CONDITION OF BIBLE


Bible has not had any material changes in financial condition.

                                  EXHIBIT 3.14
          BIBLE'S AGREEMENT TO PURCHASE ARGENTINE OIL AND GAS INTERESTS


CYNTHIA HOLDINGS LIMITED
------------------------
Craigmuir Chambers, P.O. Box 71, Road Town, Tortola, British Virgin Islands


July 29, 2302


Bible Resources Limited
13595 Congress Lakc
Hartville Ohio
U.S.A. 44632

Attention: Frederick C. Berndt

Dear Fred:

Re: Argentine Oil and Gas Interests

Further to our recent discussions, this letter will serve to confirm the agreement of Cynthia Holdings Limited ("Cynthia") and Bible Resources Limited ("Bible') whereby Cynthia has agreed to sell to Bible an effective 50% interest in certain oil and gas rights in the Cuyana Basin of central Argentina known as exploration block #CC&B-9 (the "Santa Rosa Property") which is owned by Cynthia's wholly-owned Argentine subsidiary Exploraciones Oromin, S.A. "Oromin').

In consideration of the respective covenants and agreements of the parties contained herein, the sum of one dollar paid by each party hereto to each of the other parties hereto and other go and valuable consideration, (the receipt and sufficiency of which is hereby acknowledged by each of the parties hereto), the parties agree as follows:

         1. Cynthia agrees to sell and Bible agrees to purchase 1,000 common voting shares in the capital stock of Cynthia (the "Shares"), which will represent 50% of the voting shares of Cynthia., for the sum of US$1,400,000 (the "Purchase Price");

         2. The Purchase Price shall be paid by Bible to Cynthia as follows:

                  (a) US$400,000 on or before September 30, 2002;

                  (b) US$400,000 on or before October 31, 2002; and

                  (c) US$600,000 to be paid by November 30, 2002;

         3. In the event that Bible fails to pay any part of the Purchase Price within the time limited in paragraph 2 above, this letter agreement shall terminate and be of no further force or effect;

         4. The Shares shall be delivered to Bible by Cynthia against delivery of the final portion of the Purchase Price;

         5. Bible acknowledges that there are currently outstanding 1,000 common voting shares and 21,521 non-voting redeemable preference shares with a par value of $C100 per share (the "Preference Shares") in the capital stock of Cynthia all of which are held by Irie Isle Limited ("Irie") and that upon Bible paying the Second Payment, Cynthia will redeem all Preference Shares which it has not already redeemed;

         6. Bible and Irie agree that all required funding for the operations of Oromin will be borne equally by each party pursuant to monthly cash calls from Cynthia to Irie and Bible which shall be paid within ten 10 days of the receipt of such cash calls by Irie and Bible such cash calls will be structured as subscriptions for additional common voting shares of Cynthia by Irie and Bible to keep the ownership level at 50% each;

         7. Bible and Irie agree that Irie will be the operator of Oromin and will have a casting vote on all decisions to be made in respect of Oromin's operations;

         8. Bible acknowledges that Oromin holds a dcmand promissory note (the "Note") from Oromin Explorations Ltd; ("OLE"), Irie's parent company, and Irie and Bible agree that Oromin shall not make demand for payment from OLE under the Note and that such Note will he retired by any payments made by Cynthia (and funded by Irie) required to fund Oromin's operations;

         9. The parties agree that Oromin will be used to acquire all other oil and gas interests in the Republic of Argentina and in the event that the parties wish to acquire oil and gas interests in other countries, Cynthia will cause to he incorporated subsidiaries for each country to hold such interests, which subsidiaries shall be wholly-owned by Cynthia and whose operations shall be funded equally by Irie and Bible;

         10. The parties agree to use their best efforts to expeditiously and in good faith settle the terms of and execute a comprehensive agreement incorporating the terms hereof ac well as all reasonable provisions as may be advisable for the efficient operation of Oromin;

         11. Time shall be of the essence of this letter agreement;

         12. All notices and deliveries shall be by courier or fax to Cynthia or Irie at Craigmuir Chambers, P.O. Box 71, Road Town, Tortola, British Virgin Islands, fax # 284-494-3547 and to Bible at 13595 Congress Lake, Hartville, Ohio, U.S.A. 44632 fax # 330-877-9703;and

         13. This letter agreement replaces and supersedes the letter agreement dated June 26, 2002 between the parties hereto regarding the subject matter hereof

If the foregoing accords with your understanding of our agreement, please acknowledge your acceptance of, and agreement to be bound by, the terms and conditions of this letter agreement by signing the enclosed copy hereof in the space provided and returning same to us. We confirm that this letter agreement may be executed in two counterparts each of which will be deemed to be an original and both of which will be deemed to constitute one agreement.



Yours Truly,                             Agreed to and accepted this
                                         29th day of July, 2002
CYNTHIA HOLDINGS LIMITED
 /s/ Chet Idziszek                        /s/ Frederick C. Berndt
--------------------------------------   ---------------------------------------
per: Chet Idziszek                       Bible Resources Limited
                                         ---------------------------------------
Director                                 Irie Isle Limited

                              BIBLE RESOURCES, INC.
                            13595 Congress Lake Road

                              Hartville, Ohio 44632


BY TELECOPIER

September 5, 2002

Mr. Chet Idziszek, President
Oromin Explorations Ltd.
1055 West Hastings Street, Suite 2000
Vancouver, B.C. V6E 2E9

Re: Amendment to Bible/Cynthia Agreement of July 29, 2002

Dear Chet,

I'm writing this letter to propose an amendment to the Bible/Cynthia Agreement of July 29, 2002. My basic purpose in this is to provide some comfort to investors who might otherwise view the Agreement on an "all or nothing" basis, and be reluctant to invest accordingly.

We would propose the following changes:

         Article 2
         ---------

         The Purchase Price shall be paid by Bible to Cynthia as follows:

                  (a) US $400,000 on or before October 31, 2002
                  (b) US $400,000 on or before November 30, 2002;
                  (c) US $600,000 on or before December 31, 2002.

         Article 3
         ---------

  In the event that Bible fails to pay any part of the purchase price within the time limits in Article 2 above, Bible's exclusive rights under the Agreement shall only terminate if Bible fails to make such payment within thirty days of receiving notice in writing of default from Cynthia, provided that Bible shall have paid at least one previous payment to Cynthia. If Bible fails to pay such amount within thirty days of receiving notice in writing of default from Cynthia, Bible's exclusive rights under the Agreement shall terminate on the 30th day following notice in writing of termination by Cynthia to Bible. Upon notice of termination by Cynthia, Cynthia may, at its discretion, secure participation from other sources under terms acceptable to Cynthia provided, however, that Bible retains a non-exclusive right of participation under the terms of the Bible/Cynthia Agreement of July 29, 2002. If Cynthia secures participation from other sources, it will give Bible notice in writing of same and Bible will have the right to make, within seven days of the date of such notice, any payment which it has failed to make and shall be entitled to apply any previous payment towards the Purchase Price, whereupon Bible's right of participation will again become exclusive and Bible shall be obliged to make any subsequent payment within thirty days of the date of such payment, failing which this Article 3 will again become operative, If Bible fails to make such payment within seven days of receiving notice, Cynthia will be entitled to deal exclusively with the other party seeking to participate in the Santa Rosa Property and Bible shall not be entitled to retain any interest in the Santa Rosa Property.

It is understood that this Agreement is subject to the approval of the Board of Directors of both companies.

Yours truly,


BIBLE RESOURCES, INC. by

/s/ Frederick C. Berndt
----------------------------------
Frederick C. Berndt, President

Agreed to and accepted this
5th  day of September, 2002


CYNTHIA HOLDINGS LIMITED by



/s/ Chet Idziszek
----------------------------------
Chet Idziszek, Director




Irie Isle Limited


/s/ Chet Idziszek
----------------------------------

                                  EXHIBIT 3.15
                           OUTSTANDING DEBTS OF BIBLE

                         Bible has no outstanding debt.

                                 EXHIBIT 3.16 A
                CERTIFICATE OF INCORPORATION AND BYLAWS OF BIBLE



                            ARTICLES OF INCORPORATION

                              BIBLE RESOURCES, INC.
                              A NEVADA CORPORATION


         The undersigned, for the purpose of forming a corporation under Chapter 78 of Nevada Revised Statutes, does certify as follows:

         ARTICLE 1. NAME. The name of the corporation is: BIBLE RESOURCES, INC.

         ARTICLE 2. RESIDENT AGENT. The initial resident agent of the corporation is David G. LeGrand, whose address is 2300 West Sahara Avenue, Suite 800, Las Vegas, Nevada 89102.

         ARTICLE 3. CAPITALIZATION. The total number of shares that may be issued by the corporation shall be twenty-five million (25,000,000), all of which shall have a par value of $0.00 I per share.

         ARTICLE 4. DIRECTORS, The, members of the governing board shall be styled directors. The corporation shall not have less than one (1) nor more than five (5) directors. The initial number of directors shall be one (1). The number of directors may be increased or reduced subject to this Article 4 in the manner provided for in the Bylaws of the Corporation.

         ARTICLE 5. FIRST BOARD OF DIRECTORS. The name and address of the members of the first board of directors are:

                            Frederick C. Berndt
                            13595 Congress Lake Road
                            Hartville, Ohio 44632

         ARTICLE 6. INDEMNIFICATION. The corporation shall indemnify its officers and directors and may indemnify any other person to the fullest extent permitted by law.

         ARTICLE 7. DISTRIBUTIONS. Subject to the terms of these Articles of Incorporation and to the fullest extent permitted by the Nevada Revised Statutes, the Corporation shall be expressly permitted to redeem, repurchase, or make distributions, as that term is defined in Section 78.191 of the Nevada Revised Statutes, with respect to the shares of its capital stock in all circumstances other than where doing so would cause the Corporation to be unable to pay its debts as they become due in the usual course of business.

         ARTICLE 8. LIABILITY OF DIRECTORS AND OFFICERS. To the maximum extent permitted under the Nevada Revised Statutes, no director or officer of the corporation shall be personally liable to the corporation or its stockholders for damages as a result of any act or failure to act in his capacity as a director or officer.

         ARTICLE 9. INCORPORATOR. The name and address of the incorporator is:

                                    David G. LeGrand
                                    2300 West Sahara Avenue, Suite 800
                                    Las Vegas, Nevada 89102

         IN WITNESS WHEREOF, I have hereunto set my hand on June 20, 2002.



                                                     /s/ David G. LeGrand
                                                     ---------------------------
                                                     David G. LeGrand

                                     BYLAWS

                                       OF

                              BIBLE RESOURCES, INC.

                              A NEVADA CORPORATION

                                    ARTICLE I

                                     OFFICES

         Section 1. Registered Office. The registered office shall be maintained at such place as the Board of Directors shall determine from time to time.

         Section 2. Other Offices. The corporation may also have offices at such other places both within and without the State of Nevada as the Board of Directors may from time to time determine or the business of the corporation may require.

                                   ARTICLE II
                                  STOCKHOLDERS

          Section 1. Meetings. All meetings of stockholders, for any purpose, may be held at such time and place, within or without the State of Nevada, as shall be stated in the notice of meeting or in a duly executed waiver of notice thereof.

          Section 2. Annual Meeting. The annual meeting of stockholders shall be held on the day and at the time set by the Board of Directors, if not a legal holiday, and if a legal holiday, then on the next regular business day following, at the hour set forth in the notice thereof. At such annual meeting, the stockholders shall elect, by a plurality vote, a Board of Directors and transact such other business as may properly be brought before the meeting. Notwithstanding the foregoing, in the event that the Directors are elected by written consent of the stockholders in accordance with Article II, Section 11 of these Bylaws and NIRS 78.320, an annual meeting of stockholders shall not be required to be called or held for such year, but the Directors may call and notice an annual meeting for any other purpose or purposes.

          Section 3. Notice of Annual Meeting. Written notice of the annual meeting shall be given to each stockholder entitled to vote thereat at least ten
(10) days but not more than sixty (60) days before the date of the meeting. The notice must state the purpose or purposes for which the meeting is called and the time when, and the place where, the meeting is to be held.

          Section 4. List of Stockholders. The officer who has charge of the stock ledger of the corporation shall prepare and make a complete list of the stockholders entitled to vote for the election of Directors, arranged in alphabetical order, showing the address of and the number of shares registered in the name of each stockholder, and the list shall be produced and kept at the time and place of election during the whole time thereof and be subject to the inspection of any stockholder who may be present.

          Section 5. Special Meetings. Special meetings of the stockholders, for any purpose or purposes, unless otherwise prescribed by statute or by the Articles of Incorporation, may be called by the President and shall be called by the President or Secretary at the request, in writing, of a majority of the Board of Directors, or at the request, in writing, of stockholders entitled to exercise a majority of the voting power of the corporation. Such request shall state the purpose or purposes of the proposed meeting.

          Section 6. Notice of Special Meetings. Written notice of a special meeting of stockholders stating the purpose or purposes for which the meeting is called, time when, and place where, the meeting *ill be held, shall be given to each stockholder entitled to vote thereat, at least ten (10) days but not more than sixty (60) days before the date fixed for the meeting.

         Section 7. Limitation on Business. Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice.

          Section 8. Quorum. Stockholders of the corporation holding at least a majority of the voting power of the corporation, present in person or represented by proxy, regardless of whether the proxy has authority to vote on all matters, shall constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise provided by statute or by the Articles of Incorporation. If, however, a quorum shall not be present or represented at any meeting of the stockholders, the stockholders entitled to vote thereat, present in person or represented by proxy, shall have the power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented. At any adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally noticed.

          Section 9. Voting Required for Action. When a quorum is present at any meeting, the stockholders holding a majority of the voting power of the corporation present in person or represented by proxy at such meeting shall decide any question brought before such meeting, unless the question is one upon which by express provision of the statutes or of the Articles of Incorporation, the Bylaws of the corporation, or an express agreement in writing, a different vote is required, in which case such express provision shall govern and control the decision of such question. Voting for Directors shall be in accordance with
Article II Section 2, of these Bylaws.

          Section 10. Proxies. Except as otherwise provided in the Articles of Incorporation or in a Certificate of Designation or similar document filed with the Secretary of State of Nevada in accordance with Section 78.1955 of the Nevada Revised Statutes, each stockholder shall, at every meeting of the stockholders be entitled to one (1) vote in person or by proxy for each share of stock having voting power held by such stockholder, but no proxy shall be valid after the expiration of six (6) months from the date of its execution unless (a) coupled with an interest, or (b) the person executing it specifies therein the length of time for which it is to be continued in force, which in no case shall exceed seven (7) years from the date of its execution.

         Section 11. Action by Consent. Any action required or permitted to be taken at a meeting of the stockholders may be taken without a meeting if, before or after the action, a written consent thereto is signed by stockholders holding at least a majority of the voting power, except that if any greater proportion of voting power is required for such action at a m(euro)eting, then such greater proportion of written consents shall be required. In no instance where action is authorized by written consent, need a meeting of stockholders be called or noticed.

          Section 12. Telephonic Meetings. Stockholders may participate in a meeting of stockholders by means of a telephone conference or similar method of communication by which all persons participating in the meeting can hear one another. Participation in such meeting shall constitute presence in person at the meeting.

          Section 13. Closing of Transfer Books/Record Date. The Board of Directors may close the stock transfer books of the corporation for a period not exceeding sixty (60) days preceding the date of any meeting of stockholders or the date for payment of any dividend or the date when any change or conversion or exchange of capital stock shall go into effect or for a period not exceeding sixty (60) days in connection with obtaining the consent of stockholders for any purpose. In lieu of closing the stock transfer books, the Board of Directors may fix in advance a record date, not more than sixty (60) days or less than ten
(10) days before the date of any meeting of stockholders, or the date for the payment of any dividend, or the date for the allotment of rights, or the date when any change or conversion or exchange of capital stock shall go into effect, or a date in connection with obtaining such consent, as a record date for the determination of the stockholders entitled to notice of, and to vote at, any such meeting, and any adjournment thereof, or entitled to receive payment of any such dividend, or to any such allotment of rights, or to exercise the rights in respect of any such change, conversion or exchange of capital stock, or to give such consent, and in such case such stockholders and only such stockholders as shall be stockholders of record on the date so fixed shall be entitled to such notice of, and to vote at, such meeting and any adjournment thereof, or to receive payment of such dividend, or to receive such allotment of rights or to exercise such rights, or to give such consent, as the case may be, notwithstanding any transfer of any stock on the books of the corporation after any such record date fixed as aforesaid.

          Section 14. Registered Stockholders. The corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends and to vote as such owner, and the corporation shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Nevada.

                                   ARTICLE III
                                    DIRECTORS

         Section 1. Number. The number of Directors which shall constitute the whole Board shall be fixed by the Board of Directors or stockholders of the corporation at any regular or special meeting thereof (or appropriate written consent thereby) subject to the limitations prescribed in the Articles of Incorporation. The Directors shall either be elected by written consent in accordance with Article II, Section 11 of these Bylaws and NRS 78.320 or at the annual meeting of the stockholders, except as provided in Sections 2 and 3 of this Article, and each Director elected shall hold office until his successor is elected and qualified. Directors need not be stockholders. If, for any reason, Directors are not elected pursuant to NRS 78.320 or at the annual meeting of the stockholders, they may be elected at a special meeting of the stockholders called and held for that purpose.

          Section 2. Vacancies. Vacancies and newly created directorships resulting from any increase in the authorized number of Directors may be filled by a majority of the Directors then in office, though less than a quorum, and the Directors so chosen shall hold office until their successors are duly elected and shall qualify, unless sooner displaced.

          Section 3. Removal by Stockholders. Any Director or one or more of the incumbent Directors of the corporatkin may be removed from office by a vote of stockholders representing not less than two-thirds of the voting power of the issued and outstanding stock entitled to voting power (or such higher amount as may be set forth in the Articles of Incorporation), in which event the vacancy or vacancies so created shall be filled by a majority of the remaining Directors, though less than a quorum, as provided in Section 2 of this Article. Notwithstanding the foregoing, in the event that any class or series of stockholders is entitled to elect one or more Directors, only the approval of the holders of the applicable proportion of such class or series is required to remove such Director(s) and not the votes of the outstanding shares as a whole.

         Section 4. Management of Business. The business of the corporation shall be managed by its Board of Directors which may exercise all such powers of the corporation and do all such lawful acts and things as are not by statute or by the Articles of Incorporation or by these Bylaws directed or required to be exercised or done by the stockholders.

         Section 5. Meetings. The Board of Directors of the corporation may hold meetings, both regular and special, either within or without the State of Nevada.

         Section 6. Annual Meeting. The first meeting of each newly elected Board of Directors shall be held immediately following, and at the time and place as the annual meeting of stockholders or, if not so held, at such time and place as shall be fixed by the vote of the stockholders at the annual meeting. In the event that the first meeting of Directors is not held following the annual meeting of stockholders and the stockholders fail to fix the time or place of such first meeting of the newly elected Board of Directors, or in the event such meeting is not held at the time and place so fixed by the stockholders, the meeting may be held at such time and place as shall be specified in a notice given as hereinafter provided for special meetings of the Board of Directors or as shall be specified in a written waiver signed by all of the Directors.

         Section 7. Regular Meetings. Regular meetings of the Board of Directors may be held without notice at such time and at such place as from time to time shall be determined by the Board.

         Section 8. Special Meetings. Special meetings of the Board may be called by the President on two (2) days' written notice to each Director. Special meetings shall be called by the President or Secretary in like manner and on like notice on the written request of a majority of the Directors.

         Section 9. Quorum and Voting. A majority of the Directors then in office, at a meeting duly assembled, shall constitute a quorum for the transaction of business, and the act of the Directors holding a majority of the voting power of the Directors, present at any meeting at which there is a quorum, shall be the act of the Board of Directors except as may be otherwise specifically provided by statute or by the Articles of Incorporation. If a quorum shall not be present at any meeting of the Board of Directors, the Directors present may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

          Section 10. Meetings by Consent. Unless otherwise restricted by the Articles of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting if, before or after the action, a written consent thereto is signed by all members of the Board or of such committee, as the case may be.

          Section 11. Telephonic Meetings. Members of the Board of Directors or any committee designated by the Board of Directors may participate in a meeting of the Board of Directors or committee by means of a telephone conference system or similar method of communication by which all persons participating in the meeting can hear one another. Participation in such meeting constitutes presence in person at such meeting.

          Section 12. Committees. The Board of Directors, by resolution, resolutions or as set forth in these Bylaws, may designate one (1) or more committees, which, to the extent provided in the resolution, resolutions or in these Bylaws, shall have and may exercise the powers of the Board of Directors in the management of the business and affairs of the corporation. Each committee must include at least one Director. The Board of Directors may appoint natural persons who are not Directors to serve on any committee. Each committee must have the name or names as may be designated in these Bylaws or as may be determined from time to time by resolution adopted by the Board of Directors. Each committee shall keep regular minutes of its meetings and report the same to the Board of Directors as and when required.

          Section 13. Compensation. The Directors may be paid their expenses, if any, of attendance at each meeting of the Board of Directors and may be paid a fixed sum for attendance at each meeting of the Board of Directors or a stated salary as a Director. No such payment shall preclude any Director from serving the corporation in any other capacity and receiving compensation therefore. Members of special or standing committees may be allowed like compensation for attending committee meetings.

                                   ARTICLE IV
                                     NOTICES

         Section 1. General. Notices to Directors and stockholders shall be in writing and delivered personally or mailed to the Directors or stockholders at their addresses appearing on the books of the corporation. Notice by mail shall be deemed to be given at the time when the same shall be mailed. Notice to Directors may also be given by telegram or by other media, including electronic mail, if the sending of notice by such other media may be verified or confirmed.

          Section 2. Waiver of Notice. Whenever any notice is required to be given under the provisions of the statutes or of the Articles of Incorporation or of these Bylaws, a waiver thereof in writing, signed by the person or persons entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent thereto.

                                    ARTICLE V
                                    OFFICERS


          Section 1. General. The officers of the corporation shall be chosen by the Board of Directors and shall be a President, a Secretary and a Treasurer. The Board of Directors may also choose a Chairman of the Board, Chief Operating Officer, Vice Presidents and one (1) or more Assistant Secretaries and Assistant Treasurers. Two (2) or more officers may be held by the same person.

         Section 2. Appointment. The Board of Directors shall appoint the officers of the corporation who shall hold office at the pleasure of the Board of Directors. No officer need be a member of the Board of Directors.

         Section 3. Other Officers. The Board of Directors may appoint other officers and agents as it shall deem necessary who shall hold their positions for such terms and exercise such powers and perform such duties as shall be determined from time to time by the Board unless otherwise received in writing. Any such officer or agent may be removed at any time, with or without cause, by the Board of Directors unless otherwise agreed in writing.

         Section 4. Compensation. The salaries and other compensation of all officers of the corporation shall be fixed by the Board of Directors unless otherwise agreed in writing.

         Section 5. Duties of President. Unless otherwise determined by the Board of Directors, the President shall be the chief executive officer of the corporation and shall have general and active management of the business of the corporation and shall see that all orders and resolutions of the Board of Directors are carried into effect. He shall vote or execute, in the name of the corporation, proxies for, any securities pursuant to which the corporation has voting rights, unless some other person is designated by the Board of Directors to execute such proxies.

         Section 6. Duties of Vice President. The Vice President, if any, or if there shall be more than one (1), the Vice Presidents, in the order or seniority determined by the Board of Directors, shall, in the absence or disability of the President, perform the duties and exercise the powers of the President and shall perform such other duties and have such other powers as the Board of Directors may prescribe from time to time.

         Section 7. Duties of Secretary. The Secretary shall attend all meetings of the Board of Directors and all meetings of the stockholders and record all the proceedings of the meetings of the corporation and of the Board of Directors in a book to be kept for that purpose and shall perform like duties for the standing committees when required. He shall give or cause to be given notice of all meetings of the stockholders and special meetings of the Board of Directors and shall perform such other duties as may be prescribed by the Board of Directors or the President, under whose supervision he shall be.

          Section 8. Duties of Assistant Secretaries. The Assistant Secretary, or if there be more than one (1), the Assistant Secretaries, in the order of seniority determined by the Board of Directors, shall, in the absence or disability of the Secretary, perform the duties and exercise the powers of the Secretary and shall perform such other duties and have such other powers as the Board of Directors may from time to time prescribe.

          Section 9. Duties of Treasurer. The Treasurer shall be the chief financial officer of the corporation and shall have the custody of the corporate funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the corporation and shall deposit all moneys and other valuable effects in the name and to the credit of the corporation in such depositories as may be designated by the Board of Directors. He shall disburse the funds of the corporation as may be ordered by the Board of Directors, taking proper vouchers for such disbursements, and shall render to the President and the Board of Directors, at its regular meetings, or when the Board of Directors so requires, an account of all his transactions as Treasurer and of the financial condition of the corporation. The Treasurer is authorized to execute and file on behalf of the corporation all federal tax returns and all elections under federal tax laws. If required by the Board of Directors, he shall give the corporation a bond in such sum and with such surety or sureties as shall be satisfactory to the Board of Directors for the faithful performance of the duties of his office and for the restoration to the corporation, in case of his death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in his possession or under his control, belonging to the corporation.

          Section 10. Duties of Assistant Treasurers. The Assistant Treasurer, or if there shall be more than one (1), the Assistant Treasurers, in the order of seniority determined by the Board of Directors, shall, in the absence or disability of the Treasurer, perform the duties and exercise the powers of the Treasurer and shall perform such other duties and have such other powers as the Board of Directors may from time to time prescribe. The Assistant Treasurer is also authorized to execute and file on behalf of the corporation all federal tax returns and all elections under federal tax laws.

                                   ARTICLE VI
                              CERTTFICATES OF STOCK

          Section 1. Certificates. Every holder of stock in the corporation shall be entitled to have a certificate signed in the name of the corporation by the President and the Treasurer or the Secretary of the corporation, certifying the number of shares owned by him in the corporation. When such certificate is signed (a) by a transfer agent or an assistant transfer agent or (b) by a transfer clerk acting on behalf of the corporation and registrar, the signature of any such President, Treasurer or Secretary may be facsimile. If the corporation shall be authorized to issue more than one class of stock or more than one series of any class of stock, the voting powers, qualifications, limitations, restrictions, designations, preferences and relative rights shall be set forth in full or summarized on the face or back of the certificate which the corporation shall issue to represent such class or series of stock; provided, however, that except as otherwise provided by applicable law, in lieu of the foregoing requirements, there may be set forth on the face or back of a certificate a statement directing the stockholder, officer or agent of the corporation who will furnish such a summary or description without charge upon written request by any stockholder. In case any officer or officers who shall have signed, or whose facsimile signature or signatures shall have been used on, any such certificate or certificates shall cease to be such officer or officers of the corporation, whether because of death, resignation or otherwise, before such certificate or certificates have been delivered by the corporation, such certificate or certificates may nevertheless be adopted by the corporation and be issued and delivered as though the person or persons who signed such certificate or certificates, or whose facsimile signature or signatures have been used thereon, had not ceased to be such officer or officers of the corporation.

          Section 2. Lost Certificates. The Board of Directors may direct a new certificate or certificates to be issued in place of any certificate or certificates theretofore issued by the corporation alleged to have been lost or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost or destroyed. When authorizing such issuance of a new certificate or certificates, the Board of Directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost or destroyed certificate or certificates, or his legal representative, to advertise the same in such manner as it shall require and to give the corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the corporation with respect to the certificate alleged to have been lost or destroyed.

          Section 3. Transfers of Stock. Upon surrender to the corporation or the transfer agent of the corporation of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer, it shall be the duty of the corporation to issue a new certificate to the person entitled thereto, cancel the old certificate and record the transaction upon its books.

                                   ARTICLE VII
                               GENERAL PROVISIONS

          Section 1. Dividends. Dividends upon the capital stock of the corporation may be declared by the Board of Directors out of funds legally available therefore at any regular or special meeting. Dividends may be paid in cash, in property, or in shares of the capital stock of the corporation.

          Section 2. Reserves. Before payment of any dividend, there may be set aside out of any funds of the corporation available for dividends, such sum or sums as the Board of Directors from time to time, in its absolute discretion, thinks proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the corporation, or for such other purpose as the Directors shall think conducive to the interest of the corporation, and the Directors may modify or abolish any such reserve in the manner in which it was created.

          Section 3. Checks. All checks or demands for money and notes of the corporation shall be signed by such officer or officers or such other person or persons as the Board of Directors may from time to time designate.

          Section 4. Fiscal Year. The fiscal year of the corporation shall be fixed by resolution of the Board of Directors.

          Section 5. Seal. The corporate seal, if there be one, shall have inscribed thereon the words, "State of Nevada."

          Section 6. Captions. Captions used in these Bylaws are for convenience only and are not a part of these Bylaws and shall not be deemed to limit or alter any provisions hereof and shall not be deemed relevant in construing these Bylaws.

          Section 7. Interpretations. To the extent permitted by the context in which used, words in the singular number shall include the plural, words in the masculine gender shall include the feminine and neuter, and vice versa.

                                  ARTICLE VIII
                                   AMENDMENTS

          Section 1. Amendments. These Bylaws may be amended or repealed at any regular meeting of the stockholders or of the Board of Directors, or at any special meeting of the stockholders or of the Board of Directors, if notice of such alteration or repeal be contained in the notice of such special meeting.

          Adopted by the corporation on this 20th day of June, 2002.


                                               /s/ Frederick C. Berndt
                                               ---------------------------------
                                               Fredrick C. Berndt, Secretary

                                 EXHIBIT 3.16 B
                           MATERIAL CONTRACTS OF BIBLE



Bible has no material contracts or Leases

                                  EXHIBIT 4.03
                           BIBLE REPRESENTATION LETTER


September 12, 2002


The Havana Group, Inc.
5701 Mayfair Road
North Canton, Ohio 44720


Gentlemen:


I confirm my understanding that The Havana Group, Inc. Common Stock to be received by me or my assigns are being acquired for investment purposes only, that the Common Stock is restricted and may not be freely resold unless the shares are registered or an exemption from registration is available, as well as such other customary representations as are reasonably required by Purchaser.




                                                   /s/ Frederick C. Berndt
                                                   -----------------------------
                                                   Frederick C. Berndt

                           BIBLE REPRESENTATION LETTER


September 12, 2002


The Havana Group, Inc.
5701 Mayfair Road
North Canton, Ohio 44720


Gentlemen:


I confirm my understanding that The Havana Group, Inc. Common Stock to be received by me or my assigns is being acquired for investment purposes only, and that the Common Stock is restricted and may not be freely resold unless the shares are registered or an exemption from registration is available, as well as such other customary representations as are reasonably required by Purchaser.



                                                   /s/ Steven Heard
                                                   -----------------------
                                                   Steven Heard

                                  EXHIBIT 5.03
                           8-K FILING BY THE PURCHASER


The Purchaser's 8-K filing regarding this agreement is incorporated by reference.